Exhibit 99.1

A Letter to Opiant Stockholders Regarding the Coronavirus Pandemic

March 25, 2020

Dear Stockholders:

I felt it was important, as we face the Coronavirus pandemic, to give you an update on where we stand at Opiant.

While the world works to combat this virus and manage the spread, possibly for an extended period of time, there are challenges common to many companies around the globe. Our mindset is protecting the health and safety of our staff; and endeavoring every day to advance our development programs and business goals as best we can. Our entire team, both in the United States and the United Kingdom, are working remotely from home and our video conferencing and communications technology is set up well to support us.

Importantly in this unique and uncertain situation, we are in a strong cash position, including having our pipeline funded through multiple United States federal government sources, and a royalty revenue stream from net sales of NARCAN® Nasal Spray. We believe that this will enable us to manage through this global crisis with minimal disruption.

As of today, COVID-19 has not impacted our ongoing development programs for OPNT003, nasal nalmefene, for the treatment of Opioid Overdose, and OPNT004, for the treatment of Acute Cannabinoid Overdose (ACO) – although we cannot rule out future delays as authorities fight the spread of the virus. In fact, we were recently able to execute the cooperative research and development agreement (CRADA) with the National Institute of Health’s National Center for Advancing Translational Sciences (NCATS) and kick off our work together to formulate OPNT004 for human studies.

Regarding OPNT002, our exploratory novel treatment for Alcohol Use Disorder, we recently decided to delay the start of recruitment for our planned Phase 2 study. Our decision follows the COVID-19-related state of emergency declarations in the United Kingdom and across the European Union where our study is taking place. We have adequate cash allocated to fund the cost of our Phase 2 study in OPNT002 and will continue to monitor the situation closely. We will provide an updated timeline for the start of the study when we have further clarity on circumstances.

I’m incredibly grateful for the continued hard work of our employees, suppliers and partners, whose passion and commitment are driving our momentum despite the pandemic.

I’d also like to thank you, our investors, for your continued support. Please know that we remain firmly focused on executing our mission to develop new medicines for addiction and overdose, which is more important now than ever and will endure long after we overcome the COVID-19 crisis.

All the best,

Roger Crystal, M.D.
President & Chief Executive Officer

Exhibit 99.1

Forward-Looking Statements
These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 4, 2020, including under the caption titled "Risk Factors." These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

For Inquiries Contact:
Ben Atkins
Vice President, Communications and Investor Relations
Opiant Pharmaceuticals
batkins@opiant.com
(310) 598-5410